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                                                                   EXHIBIT 23.27

                               CONSENT OF EXPERT

                  Reference is made to the Registration Statement on Form 40-F (the "Registration Statement") of Ivanhoe Mines Ltd. (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

                  I hereby consent to (i) the use of and reference to my name and my reports, and the inclusion of information derived from my reports, under the headings "Item 4 - Narrative Description of Business - Qualified Persons" and "Item 4 - Narrative Description of Business - Monywa Copper Project, Myanmar" in the Company's Annual Information Form for the year ended December 31, 2002, dated May 20, 2003; and (ii) the use of and reference to my name and my reports, and the inclusion of information derived from my reports, under the heading entitled "Summary Description of the Business - Qualified Persons", "Summary Description of Business - Recent Developments - Monywa Copper Project, Myanmar", "Summary Description of Business - Recent Developments - Silver Hill Gold and Silver Project, South Korea", "Summary Description of Business - Recent Developments - China Projects", "Summary Description of Business - Recent Developments - South Korean Exploration Projects", "Summary Description of Business - Recent Developments - Bakyrchik Gold Project" and "Summary Description of Business - Recent Developments - Modi Taung Gold Project, Block 10, Myanmar" in the Company's Final Short Form Prospectus dated January 31, 2003 relating to the issuance by the Company of approximately 20 million of its common shares, each as incorporated by reference into the Registration Statement.

Sincerely,

_____________________________
Name: Paul Chare
Title: MAusIMM

Date: November 17, 2003